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                                                                  EXHIBIT 10.F.5

                                                      November 30, 1987

Dear           :
      _________

  At a regularly scheduled meeting of its Board of Directors, Hartmarx Corporation ("Hartmarx") was authorized to take appropriate steps approved by the Compensation and Stock Option Committee to induce your continued attention to your assigned duties as an important Company executive in the event of a potential CHANGE IN CONTROL, although not now contemplated, of Hartmarx.

  Accordingly, if you agree to remain employed by Hartmarx and/or any subsidiary of Hartmarx (collectively, the Company) until a CHANGE IN CONTROL, Hartmarx agrees to pay you the severance benefit described below ("Severance Payment") in the event of the termination of your employment at any time during the twenty-four (24) month period next following a CHANGE IN CONTROL for any reason other than (i) your death, disability or retirement; (ii) by the Company for Cause (as hereinafter defined); or (iii) by you for other than for Good Reason (as hereinafter defined).

  The initial term of this agreement continues through November 30, 1988, and shall automatically be extended for one additional year on each December 1 thereafter unless the Company gives you written notice not later than August 30 immediately preceding any December 1 that it does not wish to extend this agreement, provided, however, that if any of the following events shall occur during the initial or extended period, then the agreement shall continue for a period of twenty-four months beyond the month in which such a CHANGE IN CONTROL shall be deemed to have occurred. A CHANGE IN CONTROL shall be deemed to have occurred if:

    (A) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Hartmarx, is or becomes the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of Hartmarx representing 25% or more of the combined voting power of Hartmarx' then outstanding securities; or
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    (B) during any period of two consecutive years (not including any period prior to the date of this letter), individuals who at the beginning of such period constitute the Board of Directors of Hartmarx ("Board") and any new director whose election by the Board or nomination for election by the stockholders of Hartmarx was approved by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period, cease for any reason to constitute a majority thereof; or

    (C) the business of Hartmarx is disposed of pursuant to a partial or complete liquidation of Hartmarx, a sale of all or substantially all of its assets (including stock of its subsidiaries), or otherwise.

  The Severance Payment will be equal to (i) 50% of your Annual Compensation plus one-twelfth (1/12) of your Annual Compensation for each of your full or partial years of employment by the Company at the time of your termination, up to twelve years if you are under age 50, otherwise, up to eighteen years; plus
(ii) the excess of the value of all shares of Hartmarx common stock issuable upon exercise of then outstanding stock options granted to you under any Hartmarx stock option plan (whether or not then exercised or fully exercisable), over the aggregate exercise price of such options. All such options shall be cancelled upon the making of said payment. For purposes of calculating your Severance Payment, the term "Annual Compensation" means the average annual rate of compensation payable to you by the Company for the three
(3) calendar years immediately preceding the calendar year in which a CHANGE IN CONTROL occurs, including, without limitation, all compensation income recognized as a result of your exercise of Hartmarx stock options (or Stock Appreciation Rights) or the sale of the stock so acquired, or earned by you but not paid for any reason other than your agreement to postpone and defer such payment.

  Termination of your employment for "Cause" means termination because of (i) your willful and continued failure to substantially perform your duties with the Company (other than resulting from your disability or after you have notified the Company that you intend to terminate your employment for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes you have not substantially performed your duties; or (ii) your willful engaging in conduct which is demonstrably and materially injurious to the Company; provided, however, that no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Termination of your employment for "Good Reason" means your termination after the Company has taken any action without your express written consent, which directly or

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indirectly reduces or deprives you of any material benefit enjoyed by you or any of your beneficiaries immediately prior to a CHANGE IN CONTROL, including, without limitation, the occurrence of any of the following:

    (A) the assignment to you of any duties inconsistent with your status as an officer of the Company, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a CHANGE IN CONTROL;

    (B) a reduction in your annual base salary and/or bonus opportunity as in effect immediately prior to a CHANGE IN CONTROL, except for across-the-board reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

    (C) the Company's requiring you to be based anywhere outside the metropolitan area of the city in which you are principally engaged or performing your duties for the Company immediately prior to a CHANGE IN CONTROL;

    (D) the Company's failure to: (i) pay you any portion of your compensation, including bonus and/or deferred compensation, within seven (7) days of its due date; (ii) continue any compensation or benefit plan in which you participate, or to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants; (iii) continue to provide you with benefits substantially similar to those you enjoy at the time of a CHANGE IN CONTROL; (iv) to provide you with the number of paid vacation days to which you may then be entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of a CHANGE IN CONTROL; or (v) to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

  If you are employed by the Company upon a CHANGE IN CONTROL and simultaneously or thereafter become eligible to receive a Severance Payment, it will be paid to you, in a lump sum, immediately upon your termination of employment in addition to all other amounts to which you may be entitled under any employment agreement(s) and/or compensation plan(s) of the Company. If any part of the Severance Payment is subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), Hartmarx will also pay you an additional amount such that the net amount retained by you, after deduction of any such tax and any federal, state and local income tax upon the payment provided for by this paragraph, shall be equal to the Severance Payment. Hart Marx will also pay or reimburse you for all legal

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fees and expenses which you incur to obtain any benefit (including the
Severance Payment) to be provided to you pursuant to this letter. If you should die while any amount is payable to you hereunder, such amount shall be paid to your devisee, legatee or other designee or, if there is no such designee, to your estate.

  Nothing in this letter is intended to give you the right to be retained in the employ of Hartmarx or any of its subsidiaries or to interfere with the Company's right to discharge you at any time for any reason. Prior to a CHANGE IN CONTROL, you will have no right or interest whatsoever in or to the Severance Payment or any portion thereof.

  Upon receiving this letter, please sign the copy enclosed for that purpose where indicated (acknowledging your agreement to the foregoing) and return it as soon as possible.

AGREED AND ACCEPTED:                      HARTMARX CORPORATION

                                          By: _________________________________
                                          Its _________________________________

- ---------------------------------
           (Executive)

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